Exhibit 23.2
CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM
     We hereby consent to the use of our report dated December 18, 2007, except for Note 18, as to which the date is April 30, 2008, with respect to the consolidated balance sheets of Nitram Energy, Inc., and Subsidiaries as of September 30, 2007 and 2006 and the related consolidated statements of income and retained earnings, comprehensive income and changes in accumulated other comprehensive income, and cash flows for the years ended September 30, 2007, 2006, and 2005, incorporated by reference into this Amendment No. 1 to the Registration Statement on Form S-3 of PMFG, Inc. and Subsidiaries, and to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Gaines Kriner Elliott LLP

GAINES KRINER ELLIOTT LLP Amherst, New York August 18, 2008